UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2021

ATYR PHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37378	20-3435077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3545 John Hopkins Court, Suite #250 San Diego		92121
(Address of Principal Executive Offices)		(Zip Code)

 Registrant’s telephone number, including area code: (858) 731-8389

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	LIFE	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☒

Item 8.01 Other Events.

On January 4, 2021, aTyr Pharma, Inc. (the “Company”) announced positive topline results from its Phase 2 double-blind, placebo-controlled clinical trial of its lead therapeutic candidate, ATYR1923, in hospitalized COVID-19 patients with severe respiratory complications who do not require mechanical ventilation.  The trial met its primary endpoint of safety, demonstrating that a single, intravenous (IV) dose of ATYR1923 was generally safe and well-tolerated in both the 1.0 and 3.0 mg/kg treatment groups, with no drug-related serious adverse events.

The study demonstrated a preliminary signal of activity through clinical improvement in the high dose cohort with the assessment of time to recovery, defined as either achieving a WHO ordinal scale score of ≤3 or hospital discharge with no requirement of supplemental oxygen. Patients who received the 3.0 mg/kg dose of ATYR1923 experienced a median time to recovery of 5.5 days compared to 6 days in the placebo group. In addition, 83% of patients receiving the high dose of ATYR1923 achieved recovery by day 6, compared to 56% in the placebo arm. Patients in the 1.0 mg/kg treatment arm experienced a median time to recovery of 7 days. All patients in the study received standard of care treatment at the time of enrollment, which included remdesivir and/or dexamethasone.

Adverse events were mostly mild or moderate in severity and generally assessed as unrelated to the study drug. This is in line with previous safety assessments of ATYR1923, including an interim safety analysis from an ongoing Phase 1b/2a trial in patients with pulmonary sarcoidosis, a chronic form of interstitial lung disease. There were two deaths observed in the study, both in the 1.0 mg/kg treatment arm, which were deemed not related to ATYR1923 by an independent data safety monitoring board.

The Phase 2 clinical trial was a randomized, double blind, placebo-controlled study of ATYR1923 in 32 hospitalized COVID-19 patients with severe respiratory complications, who did not require mechanical ventilation, at hospitals in the U.S. and Puerto Rico. Patients enrolled in the trial were randomized 1:1:1 to a single IV dose of either 1.0 or 3.0 mg/kg of ATYR1923 or placebo. Patients were followed for 60 days post treatment. The study was not powered for statistical significance and was designed to evaluate safety and identify preliminary signs of activity of ATYR1923 as compared to placebo.

Following the topline results, the Company will be reviewing the full data set from the study, which will include clinical biomarker data and 60 day follow up. The clinical biomarker data collected during the study, when patients’ lungs are inflamed, may provide additional insight into the COVID-19 disease pathology and the effects of 1923 on key inflammatory cytokines. Of note, the vast majority of patients in the trial received concomitant dexamethasone as part of standard of care. The overwhelming use of dexamethasone in the study may also impact the biomarker analysis.

The Company believes that even with the availability of vaccines and the current standard of care, additional treatments will be needed for patients who develop severe disease and require hospitalization. The Company will continue to assess the opportunity and need for effective therapies, and assess the evolving standard of care, including additional data expected on the use of dexamethasone, and continue to monitor the status of vaccine administration. The Company has observed in other trials where background Dexamethasone has been used as standard of care—patients tended to recover in 7-10 days. This data continues to rapidly evolve and the severity of those patients does vary. The Company will be reviewing not only the additional insights from the full data set but also monitoring the evolving standard of care treatment landscape for COVID-19 patients in the near term to best inform the Company’s next step planning.

A press release announcing the topline results is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

99.1	Press Release of aTyr Pharma, Inc. dated January 4, 2021

 SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATYR PHARMA, INC.

	By:	/s/ Jill M. Broadfoot
Jill M. Broadfoot
Chief Financial Officer

Date: January 4, 2021

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